UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2011
PROLOGIS
(Exact name of registrant as specified in charter)

Maryland (State or other jurisdiction of Incorporation)	1-12846 (Commission File Number)	74-2604728 (I.R.S. Employer Identification No.)

4545 Airport Way, Denver, Colorado	80239

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including Area Code: (303) 567-5000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04. Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.
     The administrator of the ProLogis 401(k) Savings Plan and Trust (the “Plan”) has determined to implement certain restrictions on the shares of beneficial interest of ProLogis (“ProLogis Shares”) held by the Plan that will be imposed in connection with the anticipated merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of January 30, 2011 by and among, ProLogis, New Pumpkin Inc., Upper Pumpkin LLC, Pumpkin LLC, AMB Property Corporation (“AMB”), and AMB Property, L.P., as amended (the “Merger Agreement”). With respect to the foregoing, the administrator of the Plan had sent a notice to the Plan participants informing them that all transactions involving ProLogis Shares in the Plan would be subject to a blackout period which was expected to begin effective at 4:00 p.m. Eastern time on May 31, 2011 and end the week of June 5, 2011.
     On May 25, 2011, the administrator of the Plan sent a revised notice to the participants in the Plan informing them that the estimated length of the blackout period has changed and it is now expected to begin effective at 1:00 p.m. Eastern time on May 31, 2011. No change is expected with respect to the ending of the blackout period. It is still expected to end the week of June 5, 2011.
     In connection with the foregoing, ProLogis sent a revised notice to its trustees and executive officers in accordance with Section 3.06 of the Sarbanes-Oxly Act of 2002 and Rule 104 of the Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction). A copy of the notice is attached to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits
99.1	Blackout Notice, dated May 25, 2011, provided to trustees and executive officers of ProLogis.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIS
Date: May 25, 2011	By:	/s/ Edward S. Nekritz
		Name:	Edward S. Nekritz
		Title:	General Counsel and Secretary